Exhibit 99.1

NewHydrogen CEO Steve Hill Discussed Hydrogen’s Sustainable Energy

Potential with Stanford University Energy Expert

Dr. Naomi Boness commented on the exciting potential of hydrogen in the sustainable energy industry

SANTA CLARITA, Calif. (September 13, 2023) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of a breakthrough technology that uses clean energy and water to produce the world’s cheapest green hydrogen, today announced that in a recent podcast, the company’s CEO, Steve Hill, spoke with Stanford University energy expert Dr. Naomi Boness.

Dr. Boness shared her insights into the growing interest in hydrogen as an alternative energy source and explained that hydrogen is projected to make up about 18% of total energy use in the coming decades. With increasing energy costs and concerns about climate change, hydrogen offers an affordable, safe, and environmentally friendly solution. She highlighted the potential applications of hydrogen in various sectors, including transportation and heavy industries like steel, oil and gas, glass making, and pharmaceuticals.

“Hydrogen, much like natural gas, could provide resilience to the electric grid,” said Dr. Boness. “We could make it from curtailed wind and solar, such as during the middle of the day and during the summer, and then use it when wind and solar are not available. Using hydrogen in that capacity is an exciting application.”

Dr. Boness continued, “We live in a world where we still have close to a billion people who do not have electricity. This is one of the big problems that we still have to solve. One of the really exciting things about hydrogen is how we can use it. Energy is typically created in huge volumes and then it is transported by various means all over the world. Renewables are changing the way we think about energy. We are seeing more microgrids. Hydrogen, particularly when it is generated from renewable resources, fits in nicely with this idea of small scale, decentralized solutions that don’t require huge capital investment upfront, are easy to maintain and provide reliability.”

Dr. Boness also discussed the challenges of transitioning to hydrogen production from fossil fuels and the importance of establishing demand side incentives to accelerate the growth of the hydrogen economy. She encouraged individuals and investors to educate themselves about the energy sector as hydrogen infrastructure will impact communities and play a significant role in our lives.

Dr. Naomi Boness is the Managing Director of the Natural Gas Initiative (NGI) at Stanford University, an affiliates program that conducts research on natural gas to maximize the environmental, social and economic benefits. She is also Co-Managing Director of the Stanford Hydrogen Initiative. Dr. Boness is an experienced practitioner in the energy sector with a focus on using her background in reservoir geophysics and technoeconomic modeling to develop technology solutions related to natural gas, hydrogen, and decarbonization in both the developed and the developing world. In addition to her research, she teaches classes in earth science and energy engineering, most recently co-designing a graduate class on the Hydrogen Economy. She is passionate about connecting technology developers with industry to accelerate the deployment of new decarbonization technologies at scale and is an advisor to a number of energy startups.

Prior to Stanford, Dr. Boness held a variety of technical and management positions at Chevron. She is also a Board Director at Aemetis, a renewable fuels company; a member of the Renewable Natural Gas Coalition Advisory Committee; a member of the Partnership to Address Global Emissions Advisory Council; a member of the Open Hydrogen Initiative Independent Expert Panel; a past invited member of the United Nations Expert Group on Resource Classification; and a past Chair of the Society of Exploration Geophysicists Oil and Gas Reserves Committee. As an advocate for women and gender equality, she is proud to be an Ambassador for the Women in Clean Energy, Education and Empowerment (C3E) Initiative.

Dr. Boness holds a Ph.D. in geophysics from Stanford University, a M.Sc. in geological sciences from Indiana University and a B.Sc. in geophysics from the University of Leeds. Dr. Boness is listed as a Google Scholar at

https://scholar.google.com/scholar?hl=en&as_sdt=0%2C5&q=Naomi+Boness&btnG=

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Naomi Boness at

https://newhydrogen.com/naomi-boness-stanford.php.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing a breakthrough technology that uses clean energy and water to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource. However, extracting hydrogen from water is an expensive process. Working with research teams at UCLA and UC Santa Barbara, NewHydrogen is helping to advance the green hydrogen revolution. We are developing NewHydrogen ThermoLoop™, a breakthrough water splitting technology that uses clean energy and water to produce unlimited quantities of the world’s cheapest green hydrogen. Our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

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Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com